CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated November 24, 2021 on the financial statements and financial highlights of Miller Income Fund, a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the September 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                            /s/ BBD, LLP
                            BBD, LLP

Philadelphia, Pennsylvania
January 27, 2022